Exhibit 10.40

AGILENT TECHNOLOGIES, INC.
EXCESS BENEFIT RETIREMENT PLAN
(Amended and Restated Effective May 20, 2014)

SECTION 1.	ESTABLISHMENT AND PURPOSE OF PLAN
On the Distribution Date, Hewlett-Packard Company distributed to its shareholders its interest in the Company. In connection with this transaction, the Agilent Technologies, Inc. Excess Benefit Retirement Plan was established effective as of May 1, 2000 as a spin-off of the portion of the liabilities of the Hewlett-Packard Company Excess Benefit Retirement Plan attributable to Participants in this Plan. On and after May 1, 2000, all Participant’s Plan Benefits shall be payable from this Plan rather than the Hewlett-Packard Company Excess Benefit Retirement Plan. This Plan was frozen effective December 31, 2004, and is intended to be grandfathered from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is hereby amended and restated effective May 20, 2014.
The Company created Keysight Technologies, Inc. (“Keysight”), as a wholly-owned subsidiary, in order to complete a planned corporate reorganization effective August 1, 2014 (the “Separation Date”). Effective no later than the Separation Date, Keysight has or will establish the Keysight Technologies, Inc. Excess Benefit Retirement Plan (the “Keysight Plan”) and pursuant to the terms of the corporate reorganization and the Keysight Plan, Keysight will assume the portion of the liabilities under this Plan of all Participants who are employed by Keysight on the Separation Date or who are otherwise designated by Agilent as participants in the Keysight Plan (the “Keysight Participants”). Effective as of the Separation Date, all Keysight Participants will no longer be eligible to participate or otherwise receive benefits under the Plan, and all benefits due or otherwise payable to such Keysight Participants shall be provided pursuant to the terms and conditions of the Keysight Plan.

ADL12880/5-8-00

#1409505

The Plan is intended to provide supplemental retirement benefits to certain management and highly compensated employees equal to those benefits that are limited under the Deferred Profit Sharing Plan and/or Retirement Plan because of the limitations on contributions and benefits imposed by Section 415 of the Code and the limitation on compensation imposed by Section 401(a)(17) of the Code. This Plan is intended to be an unfunded excess benefit plan under Sections 3(36) and 4(b)(5) of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan is also intended to be a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Company retains the right, as provided in Section 8, to amend or terminate the Plan at any time. The Plan is administered by the Compensation Committee of the Board of Directors of the Company, as provided in Section 7.

SECTION 2.	DEFINITIONS
Certain capitalized words and phrases used in the text of the Plan shall have the meaning attributed to them in the DPSP or RP or the following meaning unless the text further specifies the meaning or from the context it clearly appears otherwise:
(a)     “Actual DPSP Account” means the amount in the separate account established for each Participant under the DPSP.
(b)    “Actual RP Benefit” means the benefit in fact determined under the RP as of the date when benefits are to be paid under the DPSP or RP.
(c)    “Appeals Committee” means the committee designated from time to time by the Committee to review claim appeals under Section 9 of the Plan. The initial members of the Appeals Committee shall be the Senior Vice President, Human Resources; the Vice President, Worldwide Human Resources; and the Vice President, Assistant General Counsel. The Appeals Committee shall serve at the pleasure of the Committee and may be removed at any time and for any reason.

#1409505

(d)    “Claims Administrator” means the Company or such other entity or individual designated by the Company to review clams for benefits under Section 9.
(e)    “Committee” means the Compensation Committee of the Board of Directors of the Company or it delegates as appointed pursuant to Section 7.
(f)    “Company” means Agilent Technologies, Inc., a Delaware corporation.
(g)    “Distribution Date” means the date the Company is no longer a member of the Hewlett-Packard Company controlled group of corporations (within the meaning of section 1563(a) of the Code).

#1409505

(h)    “DPSP” or “Deferred Profit Sharing Plan” means the Agilent Technologies, Inc. Deferred Profit Sharing Plan adopted and effective as of May 1, 2000, and as it may be amended from time to time.
(i)    “Participant” means any individual entitled to a Virtual DPSP Account under Section 4 or a Virtual Retirement Benefit under Section 5.
(j)    “Plan” means the Agilent Technologies, Inc. Excess Benefit Retirement Plan, as described herein and as it may be amended from time to time.
(k)    “RP” or “Retirement Plan” means the Agilent Technologies, Inc. Retirement Plan adopted and effective as of May 1, 2000, and as it may be amended from time to time.
(l)    “Virtual DPSP Account” means a bookkeeping account established under Section 4 to which is credited all investment earnings as provided in Section 4.
(m)    “Virtual Retirement Benefit” means the benefit payable to a Participant or Beneficiary determined under Section 5.
(n)    “Virtual RP Benefit” means the benefit determined under the RP based on the Annuity Value of the Actual DPSP Account, if applicable, but otherwise without regard to the limitations of Section 415 or Section 401(a)(17) of the Code.

SECTION 3.	ELIGIBILITY AND PARTICIPATION
(a)    General Rule. Any individual who is participating in the DPSP and/or the RP and who by reason of the limitations of Section 415 or Section 401(a)(17) of the Code is unable to receive the formula contributions or benefits otherwise provided under the DPSP and/or RP shall automatically be a Participant in this Plan.

#1409505

(b)    Termination of Participation. An individual shall cease to be a Participant as of the date he or she ceases to be an Employee, unless the individual is entitled to benefits hereunder, in which event his or her status as a Participant shall terminate on the earlier of the date of his or her death or the date no further amount is payable to the individual hereunder.

SECTION 4.	VIRTUAL DPSP ACCOUNTS
A separate account, called a “Virtual DPSP Account,” shall be maintained by the Committee for each Participant. The value of the Virtual DPSP Account as of May 1, 2000 shall equal the value of the Virtual DPSP Account each Participant had under the Hewlett-Packard Company Excess Benefit Retirement Plan on the business day preceding May 1, 2000. As of the last day of each Plan Year, or in the case of an Employee whose employment by the Affiliated Group has terminated and who has made claim for benefits under the DPSP, as of the Employee’s valuation date (if other than the last day of the Plan Year), each Virtual DPSP Account shall be revalued. For purposes of valuation, the Virtual DPSP Account shall be deemed invested as the assets of the DPSP.

SECTION 5.	VIRTUAL RETIREMENT BENEFIT
(a)    Determination of Benefit. The benefits payable under this Plan shall be determined as of the date when benefits are to be paid under the DPSP or RP. As of that date the Committee shall determine the Virtual RP Benefit and the Actual RP Benefit. As of the same date the Committee shall determine the Annuity Value of the Virtual DPSP Account, if any, in the same manner as the Annuity Value of the Actual DPSP Account, if any, is determined under the RP. The benefit payable under this Plan, if any, shall equal:

(i)	The greater of the Virtual RP Benefit or the Annuity Value of the Virtual DPSP Account; less

(ii)	The Actual RP Benefit.

#1409505

The benefit determined pursuant to the immediately preceding sentence shall be known as the Virtual Retirement Benefit.
(b)    Form and Time of Payment. The Participant’s Virtual Retirement Benefit shall be converted to a lump sum benefit as of the date the Participant’s DPSP or RP benefit is to be paid. The conversion shall be based on the same actuarial factors that would be used to convert an RP benefit from an annuity to a lump sum at the time of the conversion. Thereafter, the unpaid portion of such lump sum Virtual Retirement Benefit shall be credited with earnings (i) through May 31, 2000 as if it were a benefit invested in Fund B and (ii) on and after June 1, 2000, as if it were a benefit invested in Fund A under the DPSP, until it is paid out to the Participant under this Plan as set forth below in this Section 5(b). Earnings under this Section 5(b) shall be credited annually on the last day of the Company’s fiscal year.
Benefits are payable under this Plan in the form of a lump sum or annual installments at such time or times as the Committee shall determine in its sole discretion, subject to the following limitations:

(i)	If benefits are payable under the DPSP, no benefits shall be payable under this Plan until benefits are to be paid under the DPSP;

(ii)	The Committee may change the date a payment is to be made at any time before the date of the scheduled payment;

(iii)	Any annual installments shall be payable in January of the particular year;

(iv)
No lump sum may be payable later than January of the calendar year following the later of (A) the calendar year in which the Participant attains (or would have attained) age 70‑1/2, or (B) the calendar year in which the Participant’s employment by the Company terminates; provided, that the Committee may allow the unpaid balance to be paid in a lump sum after annual installment payments have commenced;

#1409505

(v)
Annual installments must be 15 or fewer in number and commence no later than January of the calendar year following the later of (A) the calendar year in which the Participant attains (or would have attained) age 70‑1/2, or (B) the calendar year in which the Participant’s employment by the Company terminates;

(vi)	The amount of each annual installment shall be determined by dividing the unpaid balance as of the last day of the prior Plan Year by the sum of the annual payments remaining to be made; and

(vii)
If at the time the Virtual Retirement Benefit is first determined under this Section 5 the lump sum equivalent of such benefit does not exceed one hundred fifty thousand dollars ($150,000.00), benefits shall be payable under this Plan as soon as administratively practicable after the date the Virtual Retirement Benefit is first determined and only in the form of a lump sum.

If the Committee has not otherwise determined, benefits shall be payable in 15 annual installments commencing in January of the calendar year following the later of (A) the calendar year in which the Participant attains (or would have attained) age 70‑1/2, or (B) the calendar year in which the Participant’s employment by the Company terminates.
In administering these payment provisions of the Plan, the Committee may allow Participants to elect the form and time of payment that they desire consistent with these rules, and the Committee may establish guidelines for its own use in determining what elections made pursuant to these rules shall be disapproved. However, such Participant elections and Committee guidelines shall not in any way limit the Committee’s sole discretion to determine the form and time of payment of a Participant’s Virtual Retirement Benefit consistent with the rules set forth in this Section 5(b) of the Plan.
(c)    Death of Participant. If a Participant dies, without regard to whether he or she is employed by any member of the Affiliated Group at the time of death, his or her Beneficiary shall be the individual (or individuals)

#1409505

designated on the form prescribed by the Committee (or, in the absence of such a designation, his or her Beneficiary under the DPSP, or, in the absence of a DPSP benefit, his or her Beneficiary under the RP). Such Beneficiary shall be entitled to the unpaid portion (if any) of the Virtual Retirement Benefit determined under Section 5(a). The Beneficiary shall be subject to the rules of form and time of payment established under Section 5(b).

SECTION 6.	FUNDING POLICY AND METHOD
Benefits and administrative expenses shall be paid as needed solely from the general assets of the Company. This Plan shall be unfunded within the meaning of Section 4(b)(5) of ERISA. No contributions are required or permitted from any Participant.
Upon a Change in Control, the Company, as soon as possible, but in no event later than ten (10) days following a Change in Control, shall make a contribution to an irrevocable grantor trust, which complies with the requirements of IRS Revenue Procedure 92-64 such that the Plan remains unfunded for purposes of ERISA and the Code, in an amount that is sufficient to pay each Participant and Beneficiary the supplemental retirement benefits which he or she has accrued and vested as of the date on which the Change in Control occurred. For the purpose of this Section 6, “Change in Control” shall mean the occurrence of any of the following events:
(1)The sale, exchange, lease or other disposition or transfer of all or substantially all of the consolidated assets of the Company to a person or group (as such terms are defined or described in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) which will continue the business of the Company in the future; or
(2)A merger or consolidation involving the Company in which a person or group (as such terms are defined or described in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires more than 50% of the total voting power of the outstanding voting securities of the Company resulting from such transaction in substantially the same proportion as their ownership of the total voting power of the outstanding voting securities of the Company immediately prior to such merger or consolidation; or

#1409505

(3)The acquisition of ownership in which a person or group (as such terms are defined or described in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires during the 12-month period ending on the date of the most recent acquisition by such person or persons at least 30% of the total voting power of the outstanding voting securities of the Company; or
(4)A majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election

SECTION 7.	ADMINISTRATION
The Plan shall be administered by the Committee. No member of the Committee shall become a Participant in the Plan. The Committee shall make such rules, interpretations and computations as it may deem appropriate, and any decision of the Committee with respect to the Plan, including (without limitation) any determination of eligibility to participate in the Plan and any calculation of benefits under the Plan shall be conclusive and binding on all persons. Those responsibilities of the Committee that do not involve the exercise of its discretion may be performed on behalf of the Committee by the Company through its employees.

SECTION 8.	AMENDMENT AND TERMINATION OF THE PLAN
The Company reserves the right to amend or terminate the Plan at any time by resolution of the Company’s Board of Directors or by resolution of any proper delegatee of the Company’s Board of Directors. Any amendment or termination of the Plan will not affect the entitlement of any Participant who terminates employment before the amendment or termination. All benefits to which any Participant may be entitled shall be determined under the Plan as in effect at the time the Participant terminates employment and shall not be affected by any subsequent change in the provisions of the Plan. Participants will be given notice prior to the discontinuance of the Plan or reduction of any benefits provided by the Plan.

SECTION 9.	CLAIMS AND APPEALS PROCEDURES

#1409505

(a)Claims for Benefits. A Participant or Beneficiary may file a formal claim for benefits with the Claims Administrator in accordance with the procedures below within one year of the event giving rise to the claim for benefits under this Section 9. A claim for benefits must be in writing and sent to the Claims Administrator at: Agilent Technologies, Inc., Attention: Human Resources Department, Mailstop 1A-20, Building 1, 5301 Stevens Creek Blvd., Santa Clara, CA 95051. The Claims Administrator may request additional documentation or information regarding a claim for benefits under this Section 9. Any failure of a Participant or Beneficiary to comply with the request for documentation or information by the Claims Administrator shall constitute sufficient grounds for delay in deciding a claim.
(b)Notice of Denial. If a claim for benefits under Section 9(b) above is denied, in whole or in part, the Participant or Beneficiary shall receive a written explanation within 90 days after receipt of his or her claim. Due to special circumstances, the Claims Administrator may extend the period for determination for up to an additional 90 days, upon written notice to Participant or Beneficiary describing the special circumstances requiring the extension and the date by which the Claims Administrator expects to reach a decision on the claim. The written explanation shall cover the specific reasons for the denial of Participant’s claim, the specific references in the Plan that support those reasons, the information the Participant or Beneficiary must provide to verify their claim and the reasons why that information is necessary, the procedures available for further review of the claim, and a statement of the Participant’s or Beneficiary’s right to bring an action under Section 502(a) of ERISA upon a denial on appeal.
(c)Appeal of Denied Claims. To appeal a claim for benefits that has been denied pursuant to Section 9(c) above, a Participant or Beneficiary (or his or her authorized representative) must submit a written appeal to the Appeals Committee within 60 days after the Participant or Beneficiary receives the claim denial notice. Appeals of denied claims must be sent to the Appeals Committee in care of: Agilent Technologies, Inc., Attention: Human Resources Department, Mailstop 1A-20, Building 1, 5301 Stevens Creek Blvd., Santa Clara, CA 95051. With respect to appeals of denied claims under the Plan, a Participant or Beneficiary (or his or her authorized representative):

(i)	May submit written comments, documents, records, and other information relating to his or her claim for benefits;

#1409505

(ii)
Shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (that is not privileged or protected) to his or her claim for benefits; and

(iii)
Shall be provided with a review on appeal (if an appeal request is timely filed) that takes into account all comments, documents, records, and other information submitted by Participant or Beneficiary (or his or her authorized representative) relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

The Appeals Committee may request additional documentation or information regarding an appeal. Any failure of a Participant or Beneficiary (or his or her authorized representative) to comply with the request for documentation or information by the Appeals Committee constitutes sufficient grounds for delay in deciding the Participant’s or Beneficiary’s appeal.
(d)Decision on Appeal. The Appeals Committee or its representative shall notify a Participant or Beneficiary (or his or her authorized representative) of its decision on appeal within 60 days of the date the Appeal Committee’s receives the appeal. Due to special circumstances, the Appeals Committee may extend the period for making its decision for up to an additional 60 days, upon written notice to the Participant or Beneficiary (or his or her authorized representative) before the extension period commences. The decision shall be in writing, and shall include the specific reasons for the decision, the Plan references on which the decision is based, a statement that the Participant or Beneficiary is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (that is not privileged or protected) to the Participant’s or Beneficiary’s claims for benefits, a statement of any voluntary appeal procedures offered by the Plan (if any), and a statement of the Participant’s or Beneficiary’s right to bring an action under Section 502(a) of ERISA upon a denial on appeal.
The Appeals Committee has the authority to make the final decisions with respect to paying claims under the Plan. In making a final decision, the Appeals Committee has sole, absolute and discretionary authority in interpreting

#1409505

the meaning of the Plan provisions and in determining all questions arising under the Plan, including, but not limited to, eligibility for benefits. The Appeals Committee’s decision shall be final and binding on Participants and Beneficiaries and all other parties to the maximum extent allowed by law.
(e)Exhaustion of Remedies; Limitation Periods. To the extent permitted by law, any decisions or other actions taken under the procedures described in this Section 9 shall be final and binding on all parties. No litigation or legal action shall be initiated with respect to any claim for benefits under the Plan, unless and until a Participant or Beneficiary has exhausted his or her remedies under the procedures described in this Section 9 and obtained a final decision on appeal. In any such litigation or legal action, a Participant or Beneficiary may only present evidence and theories which the Participant or Beneficiary presented during the procedures described in this Section 9. Any claims which the Participant or Beneficiary did not pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a Participant’s or Beneficiary’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the Participant or Beneficiary presented during the procedures described in this Section 9. Any litigation or legal action by a Participant or Beneficiary under the Plan must be initiated no later than one year following a final decision on appeal with respect to the claim for benefits.
Notwithstanding the foregoing, in no event may a Participant or Beneficiary initiate litigation or legal action more than two years after the facts giving rise to the action occurred. The foregoing limitations on litigation or legal action for benefits shall apply in any forum where a Participant or Beneficiary initiates such litigation or legal action.

SECTION 10.	GENERAL PROVISIONS
(a)Choice of Law. This Plan, and all rights under this Plan, shall be interpreted and construed in accordance with the law of the State of California.
(b)Assignment. The interest and property rights of any person in the Plan or in any payment to be made under the Plan shall not be subject to option nor be assignable either by voluntary or involuntary assignment or operation

#1409505

of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any act in violation of this Section 10(b) shall be void.
(c)Number. Except as otherwise clearly indicated, the singular shall include the plural, and vice versa.
(d)Headings and Captions. The headings and captions herein are provided for reference and convenience only and shall not be considered part of the Plan nor shall they be employed in the construction of the Plan.
(e)Competency to Handle Benefits. If Agilent determines that any person has become unable to properly handle any property distributable to such person under the Plan, Agilent may make any reasonable arrangement for the distribution of Plan benefits on such person’s behalf as it deems appropriate. Payment to anyone described in this Section 10(e) will release the Company from all further liability to the extent of the payment made.
(f)Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.
(g)Tax Withholding. If any Federal or state tax withholding or payroll tax is required with respect to a Participant’s Virtual Retirement Benefit, the Committee shall make appropriate arrangements with the Participant for satisfaction of such obligation.
(h)No Employment Rights. Nothing in the Plan, nor any action of the Committee or the Company pursuant to the Plan, shall be deemed to give any person any right to remain in the employ of the Company or affect the right of the Company to terminate a person’s employment at any time, with or without cause.

#1409505

SECTION 11.	EXECUTION
To record the adoption of the Plan as set forth herein, the Company has caused its Chair of the Compensation Committee of the Board of Directors to affix the Company’s name and seal hereto this 20th day of May, 2014.
AGILENT TECHNOLOGIES, INC.
By: /s/ Marie Oh Huber
Marie Oh Huber
Senior Vice President, General Counsel and Secretary
Agilent Technologies, Inc.

#1409505